Exhibit 21.1

LIST OF TRONOX LIMITED SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization

U.S. Subsidiaries:

Tronox Finance LLC	Delaware
Tronox Incorporated	Delaware
Tronox LLC	Delaware
Tronox Pigments LLC	Delaware
Tronox US Holdings Inc.	Delaware
Non-U.S. Subsidiaries:
Pigment Holdings Pty Ltd*	Australia
Senbar Holdings Pty Ltd*	Australia
Synthetic Rutile Holdings Pty Ltd*	Australia
Ti02 Corporation Pty Ltd	Australia
Ticor Finance (A.C.T.) Pty Ltd*	Australia
Ticor Resources Pty Ltd.*	Australia
Tific Pty Ltd	Australia
Tronox Australia Holdings Pty Limited	Australia
Tronox Australia Pigments Holdings Pty Limited	Australia
Tronox Australia Pty Ltd	Australia
Tronox Global Holdings Pty Limited	Australia
Tronox Holdings Cooperatief U.A.	The Netherlands
Tronox Holdings Europe C.V.	The Netherlands
Tronox Holdings (Australia) Pty Ltd.	Australia
Tronox International Finance LLP	United Kingdom
Tronox Investments (Australia) Pty Ltd*	Australia
Tronox KZN Sands Proprietary Limited	South Africa
Tronox Management Pty Ltd.	Australia
Tronox Mineral Sales Pty Ltd	Australia
Tronox Mineral Sands (Pty) Ltd	South Africa
Tronox Pigments Australia Holdings Pty Limited	Australia
Tronox Pigments Australia Pty Limited	Australia
Tronox Pigments (Holland) B.V.	The Netherlands
Tronox Pigments (Netherlands) B.V.	The Netherlands

Tronox Pigments Ltd.	Bahamas
Tronox Pigments (Singapore) Pte. Ltd.	Singapore
Tronox Pigments Western Australia Pty Limited*	Australia
Tronox Sands Holdings Pty Limited	Australia
Tronox Sands Investment Funding Limited	United Kingdom
Tronox Sands LLP	United Kingdom
Tronox UK Finance Limited	United Kingdom
Tronox Western Australia Pty Ltd	Australia
Tronox Worldwide Pty Limited	Australia
Yalgoo Minerals Pty Ltd.	Australia

* This entity has been liquidated and deregistered as of January 28, 2015.